As filed with the Securities and Exchange Commission on October 22, 2008
Registration No. 333-137364
333-108869
333-105348
333-13494
333-12326
333-11384
333-06850

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-137364
FORM S-8 REGISTRATION STATEMENT NO. 333-108869
FORM S-8 REGISTRATION STATEMENT NO. 333-105348
FORM S-8 REGISTRATION STATEMENT NO. 333-13494
FORM S-8 REGISTRATION STATEMENT NO. 333-12326
FORM S-8 REGISTRATION STATEMENT NO. 333-11384
FORM S-8 REGISTRATION STATEMENT NO. 333-06850
UNDER THE SECURITIES ACT OF 1933

IONA TECHNOLOGIES PLC
(Exact Name of Registrant as Specified in Its Charter)

Ireland	04-3363877
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
The IONA Building
Shelbourne Road, Ballsbridge
Dublin 4, Ireland
(Address of Principal Executive Offices)

2006 Share Incentive Plan
1997 Director Share Option Scheme
1997 Share Option Scheme, as amended
Netfish Technologies, Inc. 1999 Stock Option Plan
Selling Officer Shares
1999 Employee Share Purchase Plan, as amended
Genesis Development Corporation 1997 Stock Option Plan
(Full Title of the Plan)
Joseph W. Alsop
Progress Software Corporation
14 Oak Park
Bedford, Massachusetts 01730
(781) 280-4000
(Name, address, and telephone number, including area code, of Agent for Service)
With a copy to:
Hal J. Leibowitz, Esq.
WilmerHale LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
     Registration Statements Nos. 333-137364, 333-108869, 333-105348, 333-13494, 333-12326, 333-11384 and 333-06850 on Form S-8 (collectively, the “Registration Statements”) covered ordinary shares (the “Ordinary Shares”), €0.0025 par value, of IONA Technologies PLC, a public limited company incorporated under Irish law (the “Registrant”), issuable by the Registrant pursuant to the following plans: 2006 Share Incentive Plan, 1997 Share Option Scheme, as amended, Netfish Technologies, Inc. 1999 Stock Option Plan, 1997 Director Share Option Scheme, Selling Officer Shares, 1999 Employee Share Purchase Plan, as amended, and Genesis Development Corporation 1997 Stock Option Plan (the “Plans”).
     On September 12, 2008, following the receipt of all required regulatory and shareholder approvals, Progress Software Corporation (“Progress”) and the Registrant completed their previously announced recommended acquisition of the entire issued share capital of IONA, whereby SPK Acquisitions Limited (“SPK Acquisitions”), a wholly-owned subsidiary of Progress, acquired all of the issued share capital of the Registrant not already owned by Progress or its subsidiaries for cash (the “Scheme”) by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963 (the acquisition by SPK Acquisitions of the Registrant is referred to as the “Acquisition”). As a result of the Acquisition, the Registrant became an indirect wholly-owned subsidiary of Progress.
     Upon completion of the Acquisition, holders of ordinary shares, €0.0025 par value, of the Registrant (“IONA Shares”) and holders of the Registrant’s American Depositary Receipts (“ADRs”) that are not subsidiaries or nominees of Progress are entitled to receive US$4.05 in cash, without interest and less any applicable withholding taxes or ADR cancellation fees for each IONA Share cancelled. Further, each outstanding stock option to purchase IONA Shares was cancelled in consideration for a cash payment per option to the option holder of the excess, if any, of US$4.05 less the exercise price applicable to each option to purchase the IONA Shares, without interest and less any applicable withholding taxes.
     The offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Registrant’s Ordinary Shares registered but not sold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on October 22, 2008.

IONA TECHNOLOGIES PLC

/s/ Joseph W. Alsop

By:	Joseph W. Alsop
Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on the 22nd day of October, 2008.

Signature	Title	Date

/s/ Norman R. Robertson	Treasurer (principal financial officer)	October 22, 2008

Norman R. Robertson

/s/ Norman R. Robertson	Director	October 22, 2008

Norman R. Robertson

/s/ David Ireland	Director	October 22, 2008

David Ireland